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                         ALEXANDER ENERGY CORPORATION

                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  THREE MONTHS ENDED MARCH 31, 1994 AND 1995

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                                                    For the Three Months
                                                      Ended March 31,
                                                  -------------------------
                                                      1994         1995
                                                  -----------   -----------
Weighted average common and commom
  equivalent shares:
  Common stock outstanding from
    beginning of period........................    11,715,504    12,271,563
  Common stock issued..........................           ---         1,053
  Common stock equivalents.....................       516,483           ---
                                                  -----------   -----------
                                                   12,231,987    12,272,616
                                                  ===========   ===========
Net income (loss) applicable to common stock...   $   945,560   $  (441,302)
                                                  ===========   ===========
Net income (loss) per common and common
  equivalent share.............................   $       .08   $      (.04)
                                                  ===========   ===========


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